U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


                                                Commission File Number 000-27545

                                                               CUSIP Number: N/A

[ ] Form  10-K [ ] Form 11-K [X] Form 10-Q [ ] Form  N-SAR

For  Period  Ended:  September 30, 2001

[ ]  Transition  Report  on Form  10-K
[ ]  Transition  Report  on Form 20-F
[ ]  Transition  Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR

For the Transition Period Ended:

     Read Attached  Instruction  Sheet Before  Preparing  Form.  Please Print or
     Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item (s) to which the notification relates:


PART I - REGISTRANT INFORMATION
         ----------------------------------------------------------
         Full Name of Registrant:

         Above Average Investments, Ltd.
         ----------------------------------------------------------
         Former Name if Applicable:


         ---------------------------------------------------------
         Address of Principal Executive Office (Street and Number)

         Suite 104, 1456 St. Paul  Street
         ---------------------------------------------------------
         City, State and Zip Code

         Kelowna, British Columbia, Canada V1Y 2E6
         ---------------------------------------------------------

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [Paragraph 23,047], the following should be completed.
(Check box, if appropriate)

[ X ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [Amended in Release No. 34-26589 (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.]

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

 PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. [Amended in Release No. 34-26589 (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.]

         The Form 10-QSB for the fiscal quarter ended September 30, 2001 could not be filed within the prescribed time period because the registrant needs additional time to gather additional information necessary to file the Form 10-QSB.

PART IV - OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

         Devinder Randhawa, President               (250)              868-8177
         -----------------------------------------------------------------------
         (Name)                             (Area Code)       (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter Period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                   [   ] Yes                          [ X ] No
                  Form 10-KSB for the period ending June 30, 2001

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                   [   ] Yes                          [ X ] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Above Average Investments, Ltd.
--------------------------------------------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this modification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    November 14, 2001                 /s/ Devinder Randhawa
        ----------------------             --------------------------------
                                               Devinder Randhawa, President